Exhibit 99.1

Contact:	Mary Ann Jackson
Investor Relations
952-487-7538
mjackson@apog.com

For Immediate Release

Friday, November 19, 2010

APOGEE PURCHASES GLASSEC,

BRAZILIAN ARCHITECTURAL GLASS FABRICATOR

MINNEAPOLIS, MN (November 19, 2010) – Apogee Enterprises, Inc. (Nasdaq:APOG) today announced that it has acquired 100 percent of the stock of Glassec Vidros de Segurança Ltda., the leading architectural glass fabricator in Brazil, for approximately $22 million U.S. plus assumption of approximately $2 million in debt. The business will be called Glassec Viracon and operate as part of Apogee’s architectural glass business; its results will be reported in Apogee’s architectural segment.

“The purchase of Glassec, with annual revenues of approximately $30 million, is part of Apogee’s strategy to increase our architectural glass penetration in international markets,” said Russell Huffer, Apogee chairman and chief executive officer. “Glassec Viracon will give Apogee entrée to a large developing market for energy-efficient architectural glass products that is difficult to serve from the United States.

“We expect that the Glassec Viracon business will have operating margins consistent with our architectural segment operating margins over the cycle, and believe it could be accretive to Apogee’s earnings as early as fiscal 2012,” said Huffer. “We are pleased that the management team will remain to lead Glassec Viracon to even greater levels of performance. Glassec Viracon, which has a strategy similar to that of Viracon, focuses on serving complex commercial building projects with high-quality, energy-efficient architectural glass. It has provided glass for a number of high-profile projects in Brazil.”

“We’re pleased to be joining a financially-strong, global leader in glass fabrication,” said Dario Abrahão Farhat, general manager of Glassec Viracon. “We are looking forward to capitalizing on the synergies of the two companies and drawing on Viracon’s expertise to better serve our customers and expand our market share in Brazil and Latin America. In addition, joining the Viracon family will provide more opportunities for our employees and our customers.”

- MORE -

Apogee Enterprises, Inc. • 7900 Xerxes Avenue South • Minneapolis, MN 55431 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee funded the acquisition from available cash. The company will provide additional information on the acquisition as part of its third quarter results conference call on December 16.

About Apogee Enterprises

Apogee Enterprises, Inc., headquartered in Minneapolis, is a leader in technologies involving the design and development of value-added glass products and services. The company is organized in two segments:

•

Architectural products and services companies design, engineer, fabricate, install, maintain and renovate the walls of glass and windows comprising the outside skin of commercial and institutional buildings. Businesses in this segment are: Viracon, the leading fabricator of coated, high-performance architectural glass for global markets; Harmon, Inc., one of the largest U.S. full-service building glass installation, maintenance and renovation companies; Wausau Window and Wall Systems, a manufacturer of custom aluminum window systems and curtainwall; Linetec, a paint and anodizing finisher of window frames and PVC shutters; and Tubelite, a fabricator of aluminum storefront, entrance and curtainwall products.

•	Large-scale optical segment consists of Tru Vue, a value-added glass and acrylic manufacturer for the custom picture framing market and commercial optics.

About Glassec

Glassec, founded in 1991 and privately held by the Abrahão Farhat family, is located 90 minutes outside Säo Paulo, Brazil, in Nazaré Paulista, where it produces a broad range of glass types for non-residential buildings – laminated, insulating units, tempered, heat strengthened and silk-screened. It operates in a 100,000 square foot facility with 250 employees. Glassec is known in Brazil for its high quality in glass processing, on-time deliveries and strong technical support to customers. Glassec creates, develops and supplies solutions which add value to flat glass.

Forward-looking statements

The discussion above contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect Apogee management’s expectations or beliefs as of the date of this release. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. All forward-looking statements are qualified by factors that may affect the operating results of the company, including the following: operational risks within (A) the architectural segment: i) competitive, price-sensitive and changing market conditions, including unforeseen project delays and cancellations; ii) economic conditions, material cost increases and the cyclical nature of the North American and Brazilian commercial construction industries; iii) product performance, reliability, execution or quality problems that could delay payments, increase costs, impact orders or lead to litigation; iv) the segment’s ability to fully and efficiently utilize production capacity; and v) integration of the Glassec Viracon business; and (B) the large-scale optical segment: i) markets that are impacted by consumer confidence and trends; ii) dependence on a relatively small number of customers; iii) changing market conditions, including unfavorable shift in product mix; and iv) ability to fully and efficiently utilize production capacity. Additional factors include: i) revenue and operating results that are volatile; ii) financial market disruption which could impact company, customer and supplier credit availability; iii) self-insurance risk related to a material product liability event and to

- MORE -

Apogee Enterprises, Inc. • 7900 Xerxes Avenue South • Minneapolis, MN 55431 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

health insurance programs; iv) management of discontinued operations exiting activities; v) cost of compliance with governmental regulations relating to hazardous substances; and vi) foreign currency risk related to certain continuing and discontinued operations. The company cautions investors that actual future results could differ materially from those described in the forward-looking statements, and that other factors may in the future prove to be important in affecting the company’s results of operations. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of each such factor on the business or the extent to which any factor, or a combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. For a more detailed explanation of the foregoing and other risks and uncertainties, see Item 1A of the company’s Annual Report on Form 10-K for the fiscal year ended February 27, 2010.

Apogee Enterprises, Inc. • 7900 Xerxes Avenue South • Minneapolis, MN 55431 • (952) 835-1874 • www.apog.com